SCHEDULE 14A INFORMATION
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MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

Board of Directors of MidSouth Bancorp, Inc.
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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 23, 2008

We will hold our annual shareholders meeting on Wednesday, May 28, 2008, at 2:00 p.m., local time, at our corporate offices, 102 Versailles Blvd., Lafayette, Louisiana 70501, where we will vote upon:
1.           The election of directors.

2.           Such other matters as may properly come before the meeting or any adjournments.

If you are listed on our books as the holder of record of our common stock on March 31, 2008, you are entitled to notice of and to vote at the meeting.

Your vote is important regardless of the number of shares you own.  WHETHER OR NOT YOU PLAN TO COME TO THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.  YOUR PROXY MAY BE REVOKED BY NOTICE TO OUR SECRETARY AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD
OF DIRECTORS

Karen L. Hail
   Secretary

MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our stockholders to solicit on behalf of our Board proxies for use at our annual shareholders meeting to be held on Wednesday, May 28, 2008, at the time and place shown in the accompanying notice and at any adjournments thereof.  This Statement is first being mailed to shareholders on or about April 23, 2008.

Only holders of our common stock ("stock") on our books at the close of business on March 31, 2008, are entitled to notice of and to vote at the Meeting.  On that date we had outstanding 6,762,531 shares of stock, each of which is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of our Stock is needed to make up a quorum; if a quorum is present, directors are elected by plurality.  With respect to any other proposal, however, if the Board has recommended it by a majority of our Continuing Directors, as defined in our Articles of Incorporation, then, generally, the vote of a majority of the votes cast is required to approve it, and if it is not so recommended, then the vote of 80% of the Total Voting Power, as defined in the Articles, is required to approve it.  The Continuing Directors will appoint the Judge(s) of Election, and all questions as to voter qualification, proxy validity and accepting or rejecting votes will be decided by the Judge(s).

Abstentions or broker non-votes will not have any effect on the election of directors.  On any other proposal, abstentions and broker non-votes will be counted as votes not cast and will have no effect on any proposal that needs a majority of votes cast to approve it and will have the effect of a vote against any proposal that needs the vote of a percentage of the Total Voting Power.

All proxies received in the enclosed form will be voted as you specify and, unless you specify to the contrary, will be voted for the election of the persons named herein.  We do not know of anything else to be presented at the Meeting other than the election, but if anything else does come up the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

A proxy may be revoked by you at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy with a later date. If you vote in person in a manner inconsistent with a proxy previously filed by you, you will be deemed to have revoked the proxy as to the matters you voted on in person.

The cost of soliciting proxies will be borne by us.  In addition to the mail, proxies may be solicited by personal interview, telephone, telegraph, facsimile, internet and e-mail.  Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ELECTION OF DIRECTORS

Our Articles provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term.  At the Meeting, Class III Directors will be elected to serve until the 2011 annual meeting.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class III director nominees named below.  If for some reason  we do not anticipate one or more nominees cannot be a candidate at the Meeting, the shares will be voted in favor of such other persons as the Board chooses.  Directors will be elected by plurality vote.

Other than the Board, only shareholders who have complied with the procedures of Article IV (H) of our Articles may nominate a person for election.  To do so, you must have given us written notice by December 27, 2007, of the following:

(1) as to each person whom you propose to nominate:

(a) his or her name, age, business address, residence address, principal occupation or employment,

(b) the number of shares of our stock of which the person is the beneficial owner and

(c) any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and

(2) as to you:

(a) your name and address

(b) the number of shares of our Stock of which you are the beneficial owner and

(c) a description of any agreements, arrangements or relationships between you and each person you want to nominate.

Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that you have not complied with Article IV(H), your nomination will be disregarded.

The following table gives information as of March 31, 2008, about each director nominee and each other director.  Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years. The Board recommends a vote FOR each of the nominees named therein.

Directors Nominees for terms expire in 2011 (Class III Directors)
Name	Age	Principal Occupation	Year First Became Director
James R. Davis, Jr.	55	President, Davis/Wade Financial Services, L.L.C.; Chairman of our Audit Committee and our Lead Director	1991
Karen L. Hail	54	Our Senior Executive Vice President and Chief Operating Officer of our subsidiary MidSouth Bank, N.A.	1988
Milton B. Kidd, III, O.D.	59	Optometrist, Kidd Vision Centers, Kidd and Associates, L.L.C.	1996
R. Glenn Pumpelly	49	President/ C.E.O. Pumpelly Oil Company, L.L.C.	2007

        Directors whose terms to expire in 2009 (Class I Directors)

Name	Age	Principal Occupation	Year First Became Director
C.R. Cloutier	61	Our President and C.E.O., and President of our subsidiary, MidSouth Bank, N.A.	1984
J.B. Hargroder, M.D.	77	Physician, retired; Vice Chairman of our Board	1984
Timothy J. Lemoine	57	Consultant and Investor	2007
William M. Simmons	74	Investor	1984

Director whose terms to expire in 2010 (Class II Directors)
Name	Age	Principal Occupation	Year First Became Director
Will Charbonnet, Sr.	60	Our Chairman of the Board; Treasurer and Managing Director of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C.	1984
Clayton Paul Hilliard	82	President of Badger Oil Corporation, Badger Oil & Gas Ltd., Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C.	1984
Joseph V. Tortorice, Jr.	58	CEO, Deli Management, Inc.	2004

Corporate Governance

Shareholder, Board and Committee Meetings.  During 2007 the Board had twelve meetings, and each director attended at least 75% of the total number of meetings held of the Board and committees of which he or she was a member.  While we encourage all Board members to come to annual shareholder meetings, there is no formal policy as to their attendance.  It is a rare occasion, however, when all members are not there.

Board Independence.  Each year, our Corporate Governance and Nominating Committee reviews the relationships that each director has with us and with other parties.  Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable American Stock Exchange (“AMEX”) rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Board determined that Messrs. Charbonnet, Davis, Hargroder, Hilliard, Kidd, Lemoine, Pumpelly, Simmons and Tortorice are independent within the meaning of applicable AMEX rules.

Shareholder Communications.  Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, LA  70502.  We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics.  The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  A copy of the Code of Ethics is posted on the Corporate Relations page of our website at www.midsouthbank.com.

The Board has an Audit Committee, an Executive Committee, a Personnel Committee, and a Corporate Governance and Nominating Committee.

The Audit Committee members are Messrs. Davis, Charbonnet, Hilliard, and Kidd and held nine meetings in 2007.  It is responsible for carrying out the Audit Committee Charter.  The Executive Committee members members are Messrs. Charbonnet, Cloutier, Hargroder, Pumpelly, and Tortorice and met eleven times in 2007.  Its duties include shareholder relations, Bank examination and Securities and Exchange Commission (“SEC”) reporting.  The Personnel Committee members are Messrs. Charbonnet, Davis, Hargroder, and Tortorice and met six times in 2007.  It is responsible for evaluating the performance and setting/approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.  The Corporate Governance and Nominating Committee members are Messrs. Charbonnet, Hargroder, Hilliard and Simmons and met three times in 2007. It helps the Board to make determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

It is the Corporate Governance and Nominating Committee’s policy that candidates for director have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for serving the long-term interest of our shareholders.  The Committee’s process for identifying and evaluating nominees is as follows:  (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their overall service during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the function and needs of the Board.  The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of AMEX rules, and then selects a candidate for recommendation to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates recommended by shareholders who follow the procedures set out in Article IV (H) of our Articles described elsewhere.  It does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2009 annual meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 25, 2008.

The Securities and Exchange Act of 1934 and applicable SEC regulations require our directors, executive officers and ten percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file.  To our knowledge, based on a review of reports given us, all required reports were filed timely.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 31, 2008, the beneficial ownership of our Stock by each director and nominee, by each executive officer named in the Summary of Executive Compensation Table below, and by all directors and executive officers as a group.  Unless otherwise indicated, the Stock is held with sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Will G. Charbonnet, Sr.	161,345	(1,2)	2.39%
C. R. Cloutier	404,278	(1,3)	5.96%
James R. Davis, Jr.	75,365	(4)	1.11%
Karen L. Hail	106,255	(5)	1.57%
J. B. Hargroder, M.D.	457,502	(1,6)	6.77%
Clayton Paul Hilliard	250,987	(7)	3.71%
Milton B. Kidd, III, O.D.	241,942		3.58%
Timothy J. Lemoine	24,875	(8)	.37%
R. Glenn Pumpelly	15,779		.23%
William M. Simmons	215,211	(9)	3.18%
Joseph V. Tortorice, Jr.	86,607		1.28%
J. Eustis Corrigan, Jr.	9,871	(10)	.15%
Donald R. Landry	106,068	(11)	1.57%
A. Dwight Utz	16,586	(12)	.24%
All directors and executive officers as a group (17 persons)	2,222,111		32.64%

_______________
(1)
Stock held by our Directors' Deferred Compensation Trust (the “Trust”) is  beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the Trust (347,361 shares or 5.14% as of March 31, 2008).  For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the Trust.  Stock held by our Employee Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated to an individual's account are included as beneficially owned by that individual.  Shares which may be acquired by exercise of currently exercisable options (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 47,826 shares as to which he shares voting and investment power.

(3)	Includes 227,927 shares as to which he shares voting and investment power. Mr. Cloutier's address is P. O. Box 3745, Lafayette, Louisiana 70502.

(4)	Includes 8,998 shares as to which he shares voting and investment power.

(5)	Includes 1,244 shares as to which she shares voting and investment power.

(6)	Includes 404,477 shares as to which he shares voting and investment power. Dr. Hargroder's address is P. O. Box 1049, Jennings, Louisiana 70546.

(7)	Includes 131,303 shares as to which he shares voting and investment power.

(8)	Includes 20,539 shares as to which he shares voting and investment power.

(9)	Includes 6,092 shares as to which he shares voting and investment power.

(10)	Includes 5,719 shares as to which he shares voting and investment power.

(11)	Includes 51,468 shares as to which he shares voting and investment power.

(12)	Includes 1,555 shares as to which he shares voting and investment power.
_______________________

The following table shows the number of shares in the Trust and ESOP, and the number of shares subject to Current Options, that have been included in the above Ownership Table.
Name	Trust	ESOP	Current Options
Will G. Charbonnet, Sr.	49,307	--	--
C. R. Cloutier	60,040	40,238	24,816
James R. Davis, Jr.	38,994	--	--
Karen L. Hail	38,507	53,477	--
J. B. Hargroder, M.D.	53,025	--	--
Clayton Paul Hilliard	22,425	--	--
Milton B. Kidd, III, O.D.	17,687	--	--
Timothy J. Lemoine	4,336	--	--
R. Glenn Pumpelly	--	--	--
William M. Simmons	50,826	--	--
Joseph V. Tortorice, Jr.	622	--	--
J. Eustis Corrigan, Jr.	--	--	19,688
Donald R. Landry	--	25,507	--
A. Dwight Utz	--	2,399	12,813

Security Ownership of Certain Beneficial Owners

The following lists as of March 31, 2008, the only persons other than the persons listed in the table above known to us to beneficially own more than five percent of our Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee P. O. Box 3745, Lafayette, LA 70502	530,462	(1)	7.84%
MidSouth Bancorp, Inc., (2) Directors Deferred Compensation Plan, Executive Committee P. O. Box 3745, Lafayette, LA 70502	347,361		5.14%
   ___________________
(1)
The Administrative Committee directs the Trustees how to vote the approximately 4,966 unallocated shares in the ESOP as of March 31, 2008.  Voting rights of the shares allocated to ESOP participants' accounts are passed through to them.  The Trustees have investment power with respect to the ESOP's assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Donald R. Landry, an executive officer, and Katherine Gardner and Brenda Jordan, two Bank employees.  The  Administrative Committee consists of employees Polly Leonard and Felicia Savoie and Teri S. Stelly.

(2)	See Note (1) to the Table of Security Ownership of Management.
_________________________

Certain Transactions

Directors, nominees and executive officers and their associates have been customers of, and have borrowed from, our bank subsidiaries in the ordinary course of business, and such transactions are expected to continue in the future.  In the opinion of management, our loan policy is less favorable to those persons than to other customers.

C. R. Cloutier and his wife, Brenda Cloutier have pledged 15,000 shares of our Stock to Whitney Bank securing a loan in the amount of $284,000 for their daughter's daycare business.  Additionally, Mr. and Mrs. Cloutier have pledged 6,979 shares of our Stock to First National Banker's Bank to secure a personal loan in the amount  of $140,000.

James R. Davis has pledged 27,355 shares of our  Stock to Capital One Investments  to secure a $250,000 line of credit.

C. P. Hilliard has pledged 43,572 shares of our Stock to MidSouth Bank as partial security  on a $1,000,000 line of credit with a balance outstanding of $296,423.
_________________________

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and company performance targets or goals.  We have disclosed these targets or goals in the limited context of the Company’s compensation programs; and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply such statements to other contexts.

This Compensation Discussion and Analysis provides insight into the Company’s executive compensation programs.  It explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers”).  Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of our compensation programs;
•	What our compensation programs are designed to reward;
•	Elements of compensation provided to our executive officers;
The purpose of each element of compensation
Why we elect to pay each element of compensation
How each element of compensation was determined by the Committee
How each element and our decisions regarding its payment relate to our goals
•	Process for determining executive officer compensation; and
•	Other important compensation policies affecting our executive officers.

During 2007, the Company began a restructuring process to meet the demands and changes of the business brought on by the rapid growth and increase in size of the Company.  The restructuring process impacted the implementation of changes in Named Executive Officer compensation during 2007, as well as the allocation of various compensation elements to these employees during the past year.  Throughout this document we highlight the specific impact of this process as we discuss the Company’s executive compensation elements and programs.

The Personnel Committee of the Board of Directors (“Committee”) administers our executive compensation programs.  During 2007, the Committee consisted of Will Charbonnet, Sr. (Chairman), James R. Davis, Jr., J. B. Hargroder, M.D., and Joseph V. Tortorice, Jr.  The members of the Committee all qualify as independent, outside members of the Board of Directors in accordance with the requirements of the American Stock Exchange (AMEX), current SEC regulations, and section 162(m) of the Internal Revenue Code.

Objectives of Our Compensation Programs

The Committee has the responsibility for continually monitoring the compensation paid to our executive officers.  The Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives.  Specifically, the Committee ensures the total compensation package for our executive officers will serve to:

•	Attract, retain, and motivate outstanding executive officers who add value to the Company based on individual and team contributions;
•	Provide a competitive salary structure in all markets where we operate; and
•	Align the executive officers’ interests with the long-term interests of our shareholders to incent them to enhance shareholder value.

What Our Compensation Programs Are Designed to Reward

Our executive officers' compensation is designed to reward short term performance as well as long term performance.  Our policy is to provide a large portion of compensation in cash, including an annual base salary, and an opportunity to receive an annual incentive that is based on basic earnings per share (EPS).  We provide this to keep the executive officers focused on current earnings and stability and to strongly align the executives with the interests of our shareholders.  We also view the annual incentive as a long term performance vehicle because we examine performance measures including credit quality, credit risk management, deposit growth, regulatory compliance, return on equity, and growth in our assets and income when assessing incentive grants to the executive officers.  Credit quality, non accruals, and charge offs are impacted by long term performance such that performance in the current year affects these measures in future years.

Additionally, we have historically provided additional compensation benefits through our 1997 Stock Incentive Plan and our Employee Stock Ownership Plan (ESOP), which keeps the executive officers focused on our long term goals. On a going forward basis, we will continue with our ESOP and will be providing equity compensation through our shareholder approved 2007 Omnibus Incentive Plan.

Over the last several years, our performance has been above average as compared to similarly situated financial institutions, and the compensation programs are designed to reward and promote the continuation of this performance.  We aim to provide a substantial portion of executive officers compensation in the form of performance based compensation through the annual incentive opportunity.  Therefore, the increase in the executive officers compensation over the past few years is based on this exceptional performance.

Process for Determining Executive Officer Compensation

•   Role of the Committee and the Executive Officers. The Committee along with the Board of Director’s oversight and approval will annually review and approve goals and objectives relating to compensation of the Chief Executive Officer.  Based on this evaluation, the Committee recommends the Chief Executive Officer’s compensation level to the Board of Directors.  The Committee also consults with the Chief Executive Officer on the compensation levels of the other executive officers.  Based on these discussions, the Committee will recommend, along with the Chief Executive Officer, the other executive officers compensation levels to the Board of Directors.

Additionally, the Committee periodically reviews our incentive plans and other equity based plans.  The Committee reviews, adopts, and submits to the Board of Directors any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer.  The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee sees appropriate.

•   Role of the Compensation Consultant.  In making compensation decisions for 2007, the Committee did not have a contractual arrangement with a compensation consultant to advise in setting the amount or determining the form of compensation to the executive officers.

At the end of 2007, the Committee engaged Amalfi Consulting LLC (formerly the Compensation Practice of Clark Consulting) to conduct an overall compensation review of the Company’s top executive employees, including all of the five Named Executive Officers presented in this proxy.  The results of the compensation review will be used on a going-forward basis in making compensation decisions related to the top executive employees of the Company.

In addition to the overall compensation review, Amalfi Consulting LLC assisted the Company with the creation of plan documents related to executive compensation programs and with the production of this proxy filing.  Amalfi Consulting LLC reported directly to the Committee on all projects conducted and performed no other services for the Company in 2007.

•   Benchmarking. To ensure the competitiveness of our total compensation package, the Committee uses salary survey information from several different nationally recognized surveys that focus on our industry and region. Specifically, the Company used salary survey information compiled by K G & Associates that included surveys from Watson Wyatt and Mercer.  This information was used to evaluate how comparable institutions are paying their executive management.  In 2007, K G & Associates conducted no other business with the Company.  Along with the data compiled by K G & Associates, the Committee considered data from an additional compensation survey conducted by Scheshunoff Management Services.

In using survey data, we benchmark both base salary and annual incentive.  Long term incentives are not benchmarked because we feel that long term incentives are not part of the basic compensation of the executive officers.  Long term incentives are viewed as an additional opportunity for the executive officer based on the value of our stock price.

Based on our prior year earnings, the total cash compensation paid to the Named Executive Officers, which includes base salary and annual incentive, is approximately at the 75th percentile of compensation market levels as reported by the surveys.

As noted earlier, at the end of 2007 the Committee, in coordination with Amalfi Consulting LLC, conducted an overall review of the executive compensation program.  As part of this review, a peer group of 20 banks comparable to MidSouth in terms of geographic location, asset size, growth and performance was selected. We present the peer group in the table below.  Values reported in the table are as of year-end 2006.

Benchmarking Peer Group
					Total Assets	Asset Growth	ROAA	ROAE
					2006Y	3 Yr	2006Y	2006Y
	Company Name	Ticker	City	State	($000)	(%)	(%)	(%)
1	First M&F Corporation	FMFC	Kosciusko	MS	1,540,275	42.8%	0.94%	11.4%
2	Great Florida Bank	GFLBA	Coral Gables	FL	1,535,981	NA	0.57%	3.7%
3	ViewPoint Financial Group (MHC)	VPFG	Plano	TX	1,529,760	16.5%	0.65%	6.8%
4	Southern Community Financial Corporation	SCMF	Winston-Salem	NC	1,436,465	79.8%	0.31%	3.1%
5	BancTrust Financial Group, Inc.	BTFG	Mobile	AL	1,353,406	25.7%	1.02%	9.7%
6	Encore Bancshares, Inc.	EBTX	Houston	TX	1,336,843	0.8%	0.57%	8.3%
7	TIB Financial Corp.	TIBB	Naples	FL	1,319,093	97.1%	0.76%	11.4%
8	MetroCorp Bancshares, Inc.	MCBI	Houston	TX	1,268,434	46.3%	1.13%	13.6%
9	CenterState Banks of Florida, Inc.	CSFL	Winter Haven	FL	1,077,102	76.9%	0.86%	7.7%
10	Florida Community Banks, Inc.	FLCM	Immokalee	FL	1,016,677	93.5%	2.31%	28.9%
11	Peoples Financial Corporation	PFBX	Biloxi	MS	964,023	66.3%	1.40%	14.0%
12	Pulaski Financial Corp.	PULB	Saint Louis	MO	962,460	139.8%	1.14%	15.0%
13	Peoples BancTrust Company, Inc.	PBTC	Selma	AL	910,705	17.0%	0.95%	9.5%
14	Nexity Financial Corporation	NXTY	Birmingham	AL	891,022	70.5%	0.75%	9.8%
15	Bank of Florida Corporation	BOFL	Naples	FL	883,102	296.7%	0.32%	2.3%
16	First Federal Bancshares of Arkansas, Inc.	FFBH	Harrison	AR	852,475	23.4%	0.85%	9.4%
17	Federal Trust Corporation	FDT	Sanford	FL	722,964	54.4%	0.46%	6.7%
18	United Security Bancshares, Inc.	USBI	Thomasville	AL	646,296	13.9%	2.24%	16.1%
19	Auburn National Bancorporation, Inc.	AUBN	Auburn	AL	635,126	7.6%	1.06%	14.7%
20	Sun American Bancorp	SAMB	Boca Raton	FL	503,883	435.5%	0.97%	5.1%
	Average				1,069,305	84.4%	0.96%	10.4%
	50th Percentile				990,350	54.4%	0.90%	9.6%
	MidSouth Bancorp, Inc.	MSL	Lafayette	LA	805,022	86.0%	1.08%	14.7%

Although we did not use the data from this review to assess or change compensation programs for our Named Executive Officers during 2007, we plan to use the information from the review to make decisions on a going-forward basis for 2008.

Elements of Compensation

We have determined that it is our and our shareholders’ best interest to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future.  We do this by providing compensation that is tied to our short and long term performance goals to motivate our executive officers to attain these goals.

The performance goals that we examine may include credit quality, credit risk management, deposit growth, regulatory compliance, return on equity, and growth in our assets and income.

We have not made any material changes in individual compensation in 2007 compared to 2006.  In addition, due to possible changes in roles and responsibilities as a result of the restructuring, adjustments to base salary salaries and other compensation elements have been postponed until 2008.

The elements of compensation used during 2007 to compensate the executive officers include:
•	Base Salary;
•	Annual Incentives;
•	Retirement Benefits;
•	Health and Insurance Plans;
•	Long Term Equity Awards; and
•	Perquisites.

Below is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Committee, and how each element and our decisions regarding the payment of each element relate to our goals.

•   Base Salary. Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by minimizing anxiety that a financial or industry slump could impair their personal and family planning.

It is our goal to set base salary to reflect the role and responsibility of the executive officer over time and to comfortably meet the executive’s needs.  Base salary, although not directly connected to performance, is essential to compete for talent and our failure to pay a competitive base salary could harm our ability to recruit and retain management.  Base salary was initially determined by analyzing base salaries of comparable executives in the marketplace and considering the abilities, qualifications, accomplishments, prior work experience, and cost of living of the executive officer.

When setting base salary levels, the Committee takes into account the total direct cash compensation amount targeted for each executive.  Essentially, base salary is established by determining the amount of money in combination with the anticipated amount of annual incentive that was necessary to attract and retain top caliber executive officers.

Base salary adjustments are generally considered annually in December on a discretionary basis and take into account the executive officer’s individual performance over the prior year, changes in the executive officer’s responsibilities, our performance, and market levels of compensation.

In December of 2005 and 2006, the Committee recommended to the Board 2006 and 2007 base salary for the Chief Executive Officer and in consultation with the Chief Executive Officer 2006 and 2007 base salary for the other executive officers except for Mr. Corrigan’s 2006 base salary.  Mr. Corrigan was hired during 2006 and his base salary for 2006 was set by the Chief Executive Officer and approved by the Committee upon his hire date.

Base salary for 2006 and 2007 for each of the Named Executive Officers is as follows:

	2006 Base Salary	2007 Base Salary	% Increase
C.R. Cloutier	$196,000	$200,000	2.0%
J. Eustis Corrigan Jr.	$165,000	$175,000	6.1%
Karen L. Hail	$149,595	$157,000	5.0%
Donald R. Landry	$139,552	$147,000	5.3%
A. Dwight Utz	$98,348	$112,000	13.9%

The 13.9% increase for Mr. Utz reflects both an increase in job responsibility occurring in 2007, and a market pay adjustment.  The 6.1% increase for Mr. Corrigan is based upon terms of his employment agreement associated with his hire in 2006.  Other increases reflect normal merit and market adjustments.

As noted earlier, due to the restructuring activities of the Company decisions on bases salary adjustment for 2008 have not been determined.  Once base salary decisions have been made, the new salaries will be made effective retroactively to January 1, 2008.

•   Annual Incentives. Annual incentives are provided to the executive officers through the Company’s Incentive Compensation Plan (CICP).

Company’s Incentive Compensation Plan (CICP)
Annual incentives are primarily designed to reward increased shareholder value as well as to focus the executive officers on our goals for a particular year and to reward executive officers upon achievement of those goals.  We believe annual incentives are an important element of executive officers’ compensation because they provide the incentive and motivation to lead us in achieving success. The annual incentive under the CICP is tied to basic earnings per share (EPS) and makes up a very significant part of the executive officer’s compensation.  If the executive officer is able to significantly improve our performance then the executive officer will have a significant increase in annual incentive for the year.  If the performance is below expectations then the executive officer will have a reduction in compensation.

We use a system of annual incentives to reward the executive officers quarterly based on EPS.  Before the beginning of each year, the Committee awards each executive officer a specified number of phantom shares of our stock.  Annual incentive is determined quarterly equal to the number of phantom shares times our basic EPS for the quarter.  Sixty percent of the amount determined is paid each quarter and the balance is paid at the end of the year, provided we were profitable for the entire year.  If we are not profitable for the year (i.e., the fourth quarter results in a large loss) then the balance that was held back will not be paid.

The number of phantom shares granted each year is generally considered in December on a discretionary basis and takes into account the executive officer’s individual performance compared to the prior year, his or her importance to us, and our overall financial performance.  The granting of phantom shares as the annual incentive in lieu of awarding cash bonuses is preferred by the Committee.

In December of 2006 and 2007, the Committee granted phantom shares for 2007 and 2008 to each of the Named Executive Officers.  Phantom shares were granted to the Named Executive Officers for 2007 and 2008 as follows:

	Phantom Share Grants
Named Executive Officer	2007		2008
	# of Shares	Dollar Value Earned(1)	# of Shares	Dollar Value Estimate(1)
C.R. Cloutier	125,000	$173,750	131,250	$175,875
J. Eustis Corrigan Jr.	37,500	$52,125	39,375	$52,763
Karen L. Hail	62,500	$86,875	65,625	$87,938
Donald R. Landry	45,000	$62,550	47,250	$63,315
A. Dwight Utz	27,549	$38,293	28,926	$38,761
(1) Both earned and estimated amounts based upon a 12/31/2007 basic undiluted EPS value of $1.34.  The share numbers were adjusted during 2007 to reflect a 5% stock dividend on September 19, 2007.  The number of shares for 2007 represents the amount of shares allocated at the beginning of the plan year. The 2008 numbers reflect the impact of the 5% stock dividend.

•   Long Term Equity Awards. Salary and annual incentives tend to reward shorter term goals; however, it is important to focus on long term performance, which is why we have historically granted stock options.  A stock option only rewards the executive if our stock price increases over a period of time. Due to the restructuring activities of the Company, the Committee did not award stock options to any of the Named Executive Officers in 2007.  All long-term equity award programs will be reviewed during 2008.

The Company did make contributions to the ESOP in 2007 on behalf of the Named Executive Officers.  It is our belief that executive officers need to have a significant interest tied to long term performance and increasing shareholder value.  We believe the best way to accomplish this is through stock ownership of the Company.  We encourage executive officers to own stock and provide the following programs to encourage stock ownership. We describe our employee stock ownership plan, our 1997 Stock Incentive Plan, and our 2007 Omnibus Incentive Compensation Plan below.

Employee Stock Ownership Plan:  To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established an employee stock ownership plan (“ESOP”) in 1986.  The ESOP covers all employees who meet minimum age and service requirements. We make annual contributions to the ESOP in amounts as determined by the Board of Directors.

1997 Stock Incentive Plan:  In addition to the ESOP, we have periodically granted stock options to executive officers and other senior employees.  Our policy has been to grant stock options to executive officers to ensure that they have options currently outstanding.  To the extent that the executive officer has unvested options outstanding, we feel that the executive officer is tied to our long term performance and will only grant additional awards to the extent that all awards are vested. We have historically granted to executive officers stock options that vest 20% per year over a 5 year period.  During 2007, this equity-based incentive plan was replaced with the shareholder approved omnibus incentive plan described below.

2007 Omnibus Incentive Plan:  In 2007 we received shareholder approval for an Omnibus Incentive Plan.

No equity awards were made under this plan in 2007.  This plan provides the Company with flexibility in the design and implementation of long-term equity award programs.  Under this plan the Committee may award a variety of forms of equity such as restricted stock, stock appreciation rights, and performance shares.  For details on the plan please refer to the Company’s 2007 Proxy filed on May 30, 2007.

Stock option grants always have an exercise price equal to our stock price at the time they are awarded.  We never engaged in the back-dating of stock options nor have we retroactively modified our stock option awards.

We grant stock options upon hire of an executive officer, upon exceptional achievement, or to ensure that an executive officer has outstanding unvested options.  We did not provide any additional long term compensation under the Stock Incentive Plan in 2007

We believe that stock options are the preferable method of incenting and rewarding long term performance because stock options provide incentive to increase shareholder value and serve as a good retention vehicle for the Named Executive Officers.

•   Perquisites. The Company provided the following perquisites in 2007 to certain executive officers:
Company car;
Moving expenses;
Country club membership;
Health club membership;
Dinner club membership; and
Supplemental long-term disability and life insurance.

The total cost for all of these perquisites was approximately $38,000.  We provide further details on perquisites in a supplementary table following the Summary Compensation Table in this document.

The Named Executive Officers are all eligible to receive additional perquisites if the Committee so determines. We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  The Company cars are used primarily for business purposes.

•   Retirement Benefits. We do not have a defined benefit pension plan.  However, executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan.  The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at Internal Revenue Code (IRC) annual limits.  We make annual matching contributions to the 401(k) retirement plan on behalf of the executive officers.

We have entered into Executive Indexed Salary Continuation Agreements with Mr. Cloutier, Ms. Hail, and Mr. Landry.  The agreements provide that upon the executive officer reaching normal retirement age the executive officer will receive payment of amounts as defined in the agreement and presented in the narrative of the Nonqualified Deferred Compensation section of this document.

•   Health and Insurance Plans. The executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees.  Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members.  The cost of Company-sponsored benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

The Company maintains a split dollar insurance arrangement with Mr. Cloutier, Ms. Hail and Mr. Landry.  The arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

Additionally, we provide Mr. Cloutier, Ms. Hail and Mr. Landry with a supplemental Term Life Insurance Policy payable to a beneficiary of their choice and a supplemental long-term disability policy.  We provide additional details on the benefits provided under these policies in the Potential Payments Upon Termination or Change in Control section.

•   Compensation Mix.  The Company incorporates a significant portion of the NEOs compensation in the form of annual incentives.  As noted earlier, the annual incentive plan is tied to earnings per share and provides a strong link between executive compensation and shareholder interests.  In addition, when determining compensation levels the Committee takes into consideration all the elements of compensation to arrive at a total compensation amount.

In the figures on the following page, we present the actual pay mix results during 2006 and 2007 for each of our NEOs.  Because Mr. Corrigan was hired in mid-2006, we only present his first complete year of employment at the Company.

Other Important Compensation Policies Affecting Executive Officers

•   Financial Restatement.  Currently, the Committee does not have an official policy governing retroactive modifications to any cash or equity based incentive compensation paid to the executive officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement.  However, we adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires that if a company is forced to restate its financials the company’s Chief Executive Officer and Chief Financial Officer must give back certain incentives based or equity based compensation received.

We have never retroactively modified incentives or equity based compensation for our employees.

The Incentive Compensation Plan pays out quarterly based on our EPS for each quarter; however, only 60% of the value is paid out.  The remaining 40% is held back until after year-end earnings have been determined.  If there is a decline in earnings for the year, amounts held back may not be paid to the executive officers as the annual incentive is based on our EPS.

•   Stock Ownership Requirements.  The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the Named Executive Officers, as a group, hold a substantial portion of the Company’s stock.  If circumstances change, the Committee will review whether such a policy is appropriate for its executive officers.

•   Trading in the Company’s Stock Derivatives.  The Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock,  or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our  stock.  We are not aware that any of the executive officers have entered into these types of arrangements.

•   Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers.

In connection with the compensation of our executive officers, the Committee is aware of section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers.  The Committee believes that compensation to be paid in 2007 will not exceed the deductibility limitations on non-excluded compensation to certain executive officers.

•   Employment Agreements.  We have entered into employment agreements with our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer.  We will enter into a new employment agreement with an executive officer or a potential candidate only when it is essential to attract or retain an exceptional employee.  Any employment agreement with an executive officer must be approved by the Board of Directors and should have as short a term as possible and provide as few terms and conditions as are necessary to accomplish its purpose.

All of the employment agreements have trigger events that provide for the payment of severance to the executive officer upon certain termination events.  We have included these trigger events in the employment agreements to provide a safe harbor so that the executive officer can provide services to  us without being concerned about his/her employment.

We do not maintain a separate severance plan for our executive officers.  Severance benefits for our executive officers are limited to those as set forth in the respective executive officer’s employment agreement with us.

Set forth below are the general terms and conditions of each of the employment agreements.  Each executive has the right to voluntarily terminate his/her employment at any time.
___________________

General

C.R. Cloutier - Chief Executive Officer
Karen L. Hail - Chief Operating Officer
Each employment agreement is a one-year written agreement and is automatically extended for one year every year thereafter, unless written notice of termination is given by any party to the agreement not later than 60 days before the end of the year.  Under Mr. Cloutier's and Ms. Hail's agreement, each of them receive a minimum annual base salary, term life insurance in the amount of four times annual base salary payable to a beneficiary of his or her choice, disability insurance of not less than two-thirds of annual base salary, an automobile furnished by the Company (including insurance, gasoline, and other routine maintenance), membership at a health club, and membership at a dinner club.

In the event that we terminate Mr. Cloutier’s or Ms. Hail's employment or do not extend the agreement, each will be entitled to severance pay equal to annual base salary at the time of termination.  We will not be obligated to pay any severance pay in the event that he or she terminates voluntarily or is removed by a regulatory body.

Upon a change in control of the Company, Mr. Cloutier or Ms. Hail each has the right to resign employment for Good Reason and receive as severance pay a sum equal to annual base salary immediately prior to the change in control, payable in twelve equal installments.  Good Reason is deemed to occur upon one of the following events:

(1)	a reduction in the salary or benefits of the executive officer in effect before the effective date of the change in control or within two years after the effective date of the change in control;
(2)	a requirement that executive officer move his residence out of Lafayette, Louisiana;
(3)
a requirement that executive officer engage in excessive business travel (i.e., travel of more than 75 miles from Lafayette, Louisiana for more than an average of seven business days per month) as part of his job duties; or

(4)	the executive officer’s office is moved outside of the Lafayette MSA.

None of the executive officers is entitled to receive a Gross-Up payment in the event that he or she is subject to section 280G excise tax pursuant to a change in control of the Company.

J. Eustis Corrigan, Jr. - Chief Financial Officer
Mr. Corrigan’s employment agreement provides that he will receive a minimum annual base salary and is eligible to receive all standard benefits provided by us to other employees in positions comparable to his position.  We are required to reimburse him for his COBRA premiums being paid in connection with his separation of employment from his previous employer until the date that he becomes eligible to participate in our group health insurance programs.  In addition, Mr. Corrigan received an initial grant of 30,000 phantom shares under the Incentive Compensation Plan and 15,000 stock options under our Stock Incentive Plan.  These amounts have been adjusted accordingly for the 5:4 stock split on October 24, 2006, and the 5% stock dividend on September 19, 2007.  We are required to provide him with either a health club membership or a country club membership.  The agreement also provides for the reimbursement of moving expenses incurred by Mr. Corrigan in moving from Texas to Lafayette and a signing bonus of $10,000.  Both the moving expense reimbursement and signing bonus are earned over a three-year period beginning upon date of hire.

Upon the occurrence of a change in control of the Company during the first five years of Mr. Corrigan’s employment, Mr. Corrigan shall receive a sum equal to two times his annual base salary plus his prior year annual incentive payable in equal installments over twenty-four months in the event that his employment is involuntarily terminated by the Company.

•   Tax and Accounting Implications.  We consider the tax and accounting implication regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash and, therefore, place a greater emphasis on cash compensation over other forms (i.e., equity).

COMPENSATION COMMITTEE REPORT

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Personnel Committee, the Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Personnel Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
Joseph V. Tortorice, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for 2006 and 2007.  All amounts shown below are in dollars.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Comp.(6) ($)	Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
C.R. Cloutier, President & Chief Executive Officer
	2006	$196,000		$0		$0	$10,069	$163,339	$0	$80,216	$449,624
	2007	$199,833		$0		$0	$4,127	$173,750	$0	$85,133	$462,843
J. Eustis Corrigan Jr., EVP & Chief Financial Officer
	2006	$85,038	(1)	$3,333	(2)	$0	$13,108	$24,750	$0	$14,140	$140,369
	2007	$174,584		$3,333	(2)	$0	$24,650	$52,125	$0	$12,097	$266,789
Karen L. Hail, Senior Executive VP & Chief Operating Officer
	2006	$149,595		$0		$0	$4,833	$82,250	$0	$61,900	$298,578
	2007	$156,709		$0		$0	$1,981	$86,875	$0	$67,995	$313,560
Donald R. Landry, Executive VP & Chief Lending Officer
	2006	$139,552		$0		$0	$4,028	$57,733	$0	$36,414	$237,727
	2007	$146,708		$0		$0	$1,651	$62,550	$0	$35,513	$246,422
A. Dwight Utz, Senior VP & Retail Executive Manager
	2006	$98,348		$0		$0	$5,373	$44,346	$0	$10,172	$158,239
	2007	$112,000		$0		$0	$1,942	$38,293	$0	$10,428	$162,663

___________________

(1)	Mr. Corrigan was hired effective June 12, 2006 with a base salary of $165,000. Base salary above reflects amounts from beginning of his employment through December 31, 2006

(2)	Mr. Corrigan received a $10,000 signing bonus upon his hire in 2006. He will earn this bonus ratably over a three-year period beginning on his hire date.

(3)
Reflects compensation expense recognized for financial statement reporting purposes for 2006 and 2007 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2006 and in prior years.

Assumptions used in the calculation of this amount are included in footnote 11 to our audited financial statements for 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), footnote 1 to our audited financial statements for 2004 included in the Company’s Annual Report on Form 10-K filed with the SEC and footnote 12 to the audited financial statements for 2003 included in our Annual Report on Form 10-KSB filed with the SEC.

(4)
Amounts paid out pursuant to our Incentive Compensation Plan for awards granted in December 2005 for 2006 consist of phantom shares granted of 124,118 to Mr. Cloutier, 62,500 to Ms. Hail, 43,870 to Mr. Landry, and 24,579 to Mr. Utz.  Grants of phantom shares for 2006 have been adjusted for the 5:4 stock split on October 24, 2006.  The phantom shares paid out based on the basic undiluted earnings per share of $1.316 on year-ending 12/31/2006.  In 2006, Mr. Utz earned $12,000 per the terms of a Supplemental Incentive Compensation plan based upon deposit and loan goals. This was the last year of Mr. Utz’s participation in the Supplemental Incentive Compensation plan.

Pursuant to Mr. Corrigan’s employment agreement, he was granted 37,500 phantom shares upon his hire date, which has been adjusted for the 5:4 stock split on October 24, 2006.  Mr. Corrigan’s phantom shares paid out based on a value of $0.66, the combined 3rd quarter and 4th quarter earnings per share for the 2006 calendar year.

Amounts paid out pursuant to our Incentive Compensation Plan for awards granted in December 2006 for 2007 consist of phantom shares granted of 129,664 to Mr. Cloutier, 38,899 to Mr. Corrigan Jr., 64,832 to Ms. Hail, 46,679 to Mr. Landry, and 28,577 to Mr. Utz.  Phantom share amounts have been adjusted from numbers awarded on December 31, 2006 to account for the 5% stock dividend on September 19, 2007.  The phantom shares paid out $1.34, the basic undiluted earnings per share for the year-ending 12/31/2007.

(5)	The Company does not provide pension benefits and there were no above market earnings on deferred compensation in 2006 or 2007.

(6)	We provide details on the amounts reported for “All Other Compensation” in the supplementary table below.

All Other	C.R. Cloutier, President & Chief Executive Officer		J. Eustis Corrigan Jr., EVP & Chief Financial Officer		Karen L. Hail, Senior Executive VP & Chief Operating Officer		Donald R. Landry, Executive VP & Chief Lending Officer		A. Dwight Utz, Senior VP & Retail Executive Manager
Compensation	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007
Auto Expense(1)	$103	$169	--	--	$1,764	$1,487	$896	$731	$476	$493
Board of Director Fees(2)	$41,700	$47,100	--	--	$30,400	$37,750	$8,225	$7,125	--	--
Cell Phone/PDA	$1,740	$1,960	$614	$1,149	$572	$572	$867	$1,115	$828	$1,076
Club Membership/Dues(3)	$3,697	$2,980	$7,239	$3,830	$1,205	$1,205	$3,863	$4,489	$1,064	$1,197
Employer 401K Contribution	$1,371	$1,817	$0	$0	$1,371	$1,058	$1,005	$727	$858	$1,064
Company Contribution to Indexed Salary Continuation Plan Pre-Retirement Account (4)	$10,721	$10,880	--	--	$10,079	$10,274	$8,649	$8,841	--	--
ESOP Contributions	$10,024	$9,136	$0	$3,990	$10,024	$9,136	$8,842	$8,407	$6,511	$6,098
Excess Life/COBRA Reimbursement(5)	--	--	$3,659	$0	--	--	--	--	--	--
Housing/Relocation (6)	--	--	$2,628	$2,628	--	--	--	--	--	--
Imputed Income from Split-Dollar Life Insurance	$660	$662	--	--	$587	$615	$466	$477	--	--
Supplemental Life Insurance	$2,932	$3,161	--	--	$659	$659	$772	$772	--	--
Supplemental Long-Term Disability Insurance	$6,768	$6,768	--	--	$4,739	$4,739	$2,329	$2,329	--	--
Uniform Allowance	$500	$500	$0	$500	$500	$500	$500	$500	$435	$500
Total	$80,216	$85,133	$14,140	$12,097	$61,900	$67,995	$36,414	$35,513	$10,172	$10,428
___________________

(1)	The Company provides automobiles for Mr. Cloutier, Ms. Hail, Mr. Landry and Mr. Utz. Amounts reported are reflective of the personal-use levels of this perquisite.
(2)	Reflects annual cash fees for serving on the Board. We provide further details on the fees paid to directors in the Director Compensation section of this proxy.
(3)	We provide reimbursement for the annual expense of membership(s) per the terms of each employee’s employment agreement.
(4)	Reflects the annual accrued benefit liability for the pre-retirement accounts under the plan.
(5)	Provided to Mr. Corrigan as a one-time payment under the terms of his employment agreement.
(6)
The relocation expenses provided to Mr. Corrigan were paid in 2006; however under the terms of his employment agreement, the amount paid is earned on an annual basis over a three-year period.  Therefore, amounts reported in this table and in the Supplementary Compensation Table are prorated over the three years in which they are earned.

___________________

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of non-equity incentive based plan awards actually granted in 2007.  There were no grants of equity incentive plan awards during 2007.  The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table.  The Summary Compensation Table reflects the portion of stock option awards made in previous years recognized for financial statement reporting purposes during 2007.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Non-Equity Incentive Plan Awards: Number of Units or Other Rights(1)	Threshold ($)	Target(2) ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)
C.R. Cloutier	12/31/2007	131,250	$0	$175,875
J. Eustis Corrigan, Jr.	12/31/2007	39,375	$0	$52,763
Karen L. Hail	12/31/2007	65,625	$0	$87,938
Donald R. Landry	12/31/2007	47,250	$0	$63,315
A. Dwight Utz	12/31/2007	28,926	$0	$38,761

___________________

(1)	Amounts granted pursuant to the Company’s Incentive Compensation Plan as described in the Compensation Discussion & Analysis. Grants determined and awarded in December 2007 for the 2008 calendar year.

(2)	Target is based on the December 31, 2007 basic earnings per share of $1.34 times the number of non-equity incentive plan awards granted for 2008.
___________________

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings at December 31, 2007 on an individual award basis.  There were no stock awards outstanding as of December 31, 2007.

	Options Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Date Grant Fully Vests(1)
(a)	(b)	(c)	(d)	(e)	(f)
C.R. Cloutier	24,193	0	0	$7.77	02/28/2008	02/28/2003
C.R. Cloutier	24,814	0	0	$6.55	05/31/2012	05/31/2007
J. Eustis Corrigan Jr.	3,938	15,750	0	$22.48	06/21/2016	06/21/2011
Karen L. Hail	11,911	0	0	$6.55	05/31/2012	05/31/2007
A. Dwight Utz	9,925	0	0	$5.59	07/1/2011	07/1/2006
A. Dwight Utz	1,588	397	0	$8.62	02/10/2013	02/10/2008
A. Dwight Utz	541	361	0	$19.68	02/27/2014	02/27/2009

___________________

(1)	All options listed above vest at a rate of 20% per year over a five year period from the date of grant.

___________________

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table provides the stock options exercised by each of the Named Executive Officers during 2007.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)		(d)	(e)
C.R. Cloutier	23,343	$535,022	(1)	0	$0
J. Eustis Corrigan Jr.	0	$0		0	$0
Karen L. Hail	11,167	$215,858	(2)	0	$0
Donald R. Landry	3,970	$67,808	(3)	0	$0
A. Dwight Utz	0	$0		0	$0

___________________

(1)     Reflects the difference between $26.28, the closing price of the stock on 2/1/07, and $3.36, the exercise price of the options.

(2)     Reflects the difference between $27.10, the closing price of the stock on 2/23/06, and $7.77, the exercise price of the options.

(3)     Reflects the difference between $23.63, the closing price of the stock on 7/13/07, and $6.55, the exercise price of the options.

___________________

PENSION BENEFITS

The Company does not provide pension benefits to the Named Executive Officers.  The Company has entered into an Executive Indexed Salary Continuation Agreement with Mr. Cloutier, Ms. Hail and Mr. Landry.  The agreements provide benefits to the executive officers upon reaching normal retirement age and are categorized as a nonqualified deferred compensation benefit.  We discuss the details of this arrangement and present the amounts in the Nonqualified Deferred Compensation section below.

NONQUALIFIED DEFERRED COMPENSATION

The Company provides Mr. Cloutier, Ms. Hail, and Mr. Landry with an Executive Indexed Salary Continuation Agreement which establishes a Pre-Retirement Account.  Upon the executive officer reaching normal retirement age, he or she will receive payment of the Pre-Retirement Account made in annual installments over 10 years.  The Pre-Retirement Account has been established as a liability reserve account on our books for the benefit of the executive officer.  The account is increased or decreased each year by an amount equal to the Index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of the Company’s third quarter call report for the year as filed with the Federal Reserve).

If the executive officer voluntarily terminates or we terminate the executive officer (not for cause) prior to normal retirement age, the executive officer will be entitled to receive 20% times the number of full years he or she has served from the date of the agreement (to a maximum of 100%) times the balance in the Pre-Retirement Account (as described above).  The benefit is payable over 10 years in equal installments beginning on the date the executive officer reaches normal retirement age.

If the executive officer dies before having received the full balance of the Pre-Retirement Account, the unpaid balance will be paid in a lump sum to the executive officer’s designated beneficiary.

In the event of a change of control of the Company and the executive officer’s employment is terminated, the executive officer receives the benefits as promised under the agreement upon attaining normal retirement age as if he/she had been continuously employed by us through normal retirement age.  Please refer to the Potential Payments Upon Termination or Change of Control section of this document for details of payouts under various termination scenarios.  The nonqualified deferred compensation amounts deposited in the Pre-Retirement Accounts is included the table which follows.

In addition to the deferred compensation provided under the Executive Indexed Salary Continuation Agreement, we provide a Director’s Deferred Compensation Plan to all Company directors, including Named Executive Officers serving on our Board.  Mr. Cloutier and Ms. Hail are the only Named Executive Officers with a balance in this deferred compensation plan.  We provide details on this plan within the Compensation of Directors section of this proxy.

The Nonqualified Deferred Compensation Table reflects the activity during the 2007 calendar year for each of the Named Executive Officers eligible for the Company’s deferred compensation benefits.

Nonqualified Deferred Compensation
Name	Type of Nonqualified Compensation Plan(1), (2)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
(a)		(b)	(c)	(d)	(e)	(f)
C.R. Cloutier	DDCP	$0	$0	$-257,327	$0	$1,394,129
C.R. Cloutier	EISCP	$0	$10,880	$0	$0	$60,502
Karen L. Hail	DDCP	$0	$0	$-165,034	$0	$894,133
Karen L. Hail	EISCP	$0	$10,274	$0	$0	$48,972
Donald R. Landry	EISCP	$0	$8,841	$0	$0	$41,395

___________________

(1)
DDCP is the Director’s Deferred Compensation Plan.  Deferred Compensation Plan is invested in MidSouth common stock. On January 1, 2007 stock price was $29.22 per share. On December 31, 2007 stock price declined to $23.22 per share resulting in a loss of earnings and a decline in the aggregate balance in these deferred accounts during 2007.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.

(2)
EISCP is the Executive Indexed Salary Continuation Plan.  The amounts presented reflect contributions or subtractions from the balances held in the pre-retirement accounts associated with the plan.  There are no credited earnings applied to the balances held in these pre-retirement accounts.  We also present the amounts contributed to these plans in the supplemental table on All Other Compensation provided in the footnotes to the Summary Compensation Table.

___________________

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of his or her termination of employment under various scenarios (“termination events”) including voluntary resignation, involuntary termination, termination without cause or for Good Reason in connection with a change in control, termination in the event of disability, termination in the event of death, and termination in the event of retirement.  In accordance with applicable SEC rules, the following discussion assumes:

  (i)         that the termination event in question occurred on December 31, 2007; and

  (ii)      with respect to calculations based on our stock price, we used $23.22, which was the reported closing price of one share of the Company’s common stock on December 31, 2007, the last business day of 2007.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the Company’s 401(k) Plan.  The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination.  Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below.  Factors that could affect these amounts include the timing during the year of any such event and our stock price.

All outstanding stock options granted pursuant to the 1997 Stock Incentive Plan automatically become fully exercisable upon a change in control of the Company, as defined in the plan document.  Upon termination for cause, all executives forfeit any balances in pre-retirement accounts and any cash severance payments.  We present details for the other termination scenarios below.

C.R. Cloutier
Upon voluntary resignation, Mr. Cloutier receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

Mr. Cloutier will receive a lump sum equal to one times base salary in the event of involuntary termination without cause.  In addition to the cash severance, Mr. Cloutier receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. Cloutier will receive one times base salary payable in equal installments over 12 months.  He will also receive the benefit specified under the terms of his Executive Indexed Salary Continuation Plan as if he had been continuously employed until his normal retirement age of 65.  The value presented in the table is the present value of this benefit.

Upon death, Mr. Cloutier’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the Executive Indexed Salary Continuation Plan.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the Executive Indexed Salary Continuation Plan.

Upon long-term disability, Mr. Cloutier will receive the benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

Karen L. Hail
Upon voluntary resignation, Ms. Hail receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

Ms. Hail will receive a lump sum equal to one times base salary in the event of involuntary termination.  In addition to the cash severance, Ms. Hail receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

In the event of termination without cause or for good reason in connection with a change-in-control, Ms. Hail will receive on times base salary payable in equal installments over 12 months.  She will also receive the benefit specified under the terms of her Executive Indexed Salary Continuation Plan as if she had been continuously employed until her normal retirement age of 65.  The value presented in the table is the present value of this benefit.

Upon death, Ms. Hail’s beneficiaries will receive the benefit as defined under her supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the Executive Indexed Salary Continuation Plan.  In addition, her beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in her pre-retirement account associated with the Executive Indexed Salary Continuation Plan.

Upon long-term disability, Ms. Hail will receive the benefit presented in the table as specified under her supplemental long-term disability policy.  Ms. Hail also receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

J. Eustis Corrigan, Jr.
In the event of a termination without cause or for good reason, in connection with a change-in-control, Mr. Corrigan will receive two times the total of base salary payable and incentives earned in the prior year under the Company’s annual incentive plan.  The payments will be made in equal installments over 24 months.

In addition, per the terms of the Stock Incentive Plan, all unvested options will immediately vest and become exercisable in connection with a change-in-control.  Mr. Corrigan is not eligible for any other forms of compensation.

Donald R. Landry
We are not contractually obligated to provide Mr. Landry with a cash severance payment upon termination.

Upon voluntary resignation or involuntary termination without cause, Mr. Landry receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. Landry will receive the benefit specified under the terms of his Executive Indexed Salary Continuation Plan as if he had been continuously employed until his normal retirement age of 65.  The value presented in the table is the present value of this benefit.

Upon death, Mr. Landry’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the Executive Indexed Salary Continuation Plan.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the Executive Indexed Salary Continuation Plan.

Upon long-term disability, Mr. Landry will receive the benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. Landry also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

A. Dwight Utz
We are not contractually obligated to provide Mr. Utz with a severance payment upon termination; however, he will receive benefits under the Company’s Stock Incentive Plan in the event of a change in control (no termination requirement applies).  Per the terms of the Stock Incentive Plan, all unvested options will immediately vest and become exercisable in connection with a change-in-control.  There is no termination requirement placed upon the acceleration of the vesting.

The table below indicates the amount of compensation payable to each Named Executive Officer, including cash severance, insurance benefits, indexed salary continuation benefits, and stock option awards, as applicable upon different termination events.  The amounts shown assume a termination date of December 31, 2007 and present total amounts for each scenario.

            Potential Payments Upon Termination or Change-in-Control
Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination without Cause	Termination in Connection with a Change in Control (without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C.R. Cloutier
Cash Severance	$0	$0	$200,000	$200,000	$0	$0
Supplemental Life Insurance	$0	$0	$0	$0	$0	$400,000
Supplemental Long-Term Disability(1)	$0	$0	$0	$0	$190,227	$0
Executive Indexed Salary Continuation(1)	$37,795	$0	$37,795	$66,821	$37,795	$60,502
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$505,628
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$0	$0	$0
TOTAL	$37,795	$0	$237,795	$266,821	$228,022	$966,130

J. Eustis Corrigan Jr.
Cash Severance	$0	$0	$0	$399,500	$0	$0
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$11,655	$0	$0
TOTAL	$0	$0	$0	$411,155	$0	$0

Karen L. Hail
Cash Severance	$0	$0	$157,000	$157,000	$0	$0
Supplemental Life Insurance	$0	$0	$0	$0	$0	$500,000
Supplemental Long-Term Disability(1)	$0	$0	$0	$0	$711,809	$0
Executive Indexed Salary Continuation(1)	$21,226	$0	$21,226	$76,570	$21,226	$48,972
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$675,922
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$0	$0	$0
TOTAL	$21,226	$0	$178,226	$233,571	$733,035	$1,224,894

Donald R. Landry
Cash Severance	$0	$0	$0	$0	$0	$0
Supplemental Life Insurance	$0	$0	$0	$0	$0	$500,000
Supplemental Long-Term Disability(1)	$0	$0	$0	$0	$761,054	$0
Executive Indexed Salary Continuation(1)	$15,607	$0	$15,607	$76,393	$15,607	$41,395
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$644,119
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$0	$0	$0
TOTAL	$15,607	$0	$15,607	$76,393	$776,661	$1,185,514

A. Dwight Utz
Cash Severance	$0	$0	$0	$0	$0	$0
Intrinsic Value of Unvested Stock Options	$0	$0	$0	$7,073	$0	$0
TOTAL	$0	$0	$0	$7,073	$0	$0
___________________

1) Present value of benefit calculated based on a discount of 5.68%, which is 120% of the annually compounded long-term Applicable Federal Rate (AFR) as of 12/31/2007.
___________________

COMPENSATION OF DIRECTORS

A majority of our Directors are also Directors of MidSouth Bank, N.A.  Directors are entitled to fees of $750 per month for Board service and $250 per month for MidSouth Bank Board service.  The Chairman receives an additional $900 per month, the Vice Chairman an additional $450 per month, and the Audit Committee Chairman an additional $800 per month. Each Director of the Board also receives $500 for each regular meeting and $500 for each special meeting of the Board of the Company, $200 for the first hour, and $100 per hour for each additional hour of each committee meeting of the Board.   Each Director also receives $500 for each regular meeting, $500 for each special meeting of the Board of MidSouth Bank, $200 for the first hour, and $100 per hour for each additional hour of each committee meeting.  Directors receive meeting fees only for meetings they attend.

In 1997, Directors who were not employees were given options to buy up to 20,736 shares of stock at $3.53 per share, the fair market value on the date of grant, all of which have been exercised.  Stephen C. May, a more recent addition to the Board, was granted options in 2002 to purchase up to 12,904 shares of common stock at $6.55 per share, the fair market value on the date of grant, exercisable in annual 20% increments beginning in 2003.

Director’s Deferred Compensation Plan
We have a Deferred Compensation Plan for members of the Board of Directors, administered by the Executive Committee of the Board of Directors.   To participate in the Plan, the Director executes a Deferral Authorization form in which the Director agrees to defer all or a specified percentage of his/her fees payable for the services as a member of the Board of Directors or a participating subsidiary. As of the last day of each calendar month, fees deferred are credited to the account and are used to purchase MidSouth Bank common stock.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.  Amounts in each Director’s account are distributed in a single lump sum either (i) 60 days after the later of the Director ceasing to be a member of the Board of Directors, or the Director attaining age 65 or (ii) in the sole discretion of the Board of Directors not earlier than one year after (i) reasonable conditions as established by the Board are satisfied, the Director ceases to be a member of the Board of Directors, and the Director requests payment.

The following Director Compensation Table displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2007.  Directors who are also Named Executive Officers are not included in the table below.  Compensation paid to Named Executive Officers serving as Directors is presented in the supplementary table which details the “All Other Compensation” amounts included in the Summary Compensation Table.  All amounts shown below are in dollars.

   Directors Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet, Sr.	$52,050	$0	$0	$0	$0	$0	$52,050
James R. Davis, Jr.	$35,850	$0	$0	$0	$0	$0	$35,850
J.B. Hargroder, M.D. (3)	$50,800	$0	$0	$0	$0	$0	$50,800
Clayton Paul Hilliard	$26,450	$0	$0	$0	$0	$0	$26,450
Milton B. Kidd, III, O.D.	$25,850	$0	$0	$0	$0	$0	$25,850
Timothy J. Lemoine	$29,550	$0	$0	$0	$0	$0	$29,550
Stephen C. May	$24,650	$0	$2,146	$0	$0	$0	$26,796
R. Glenn Pumpelly	$29,250	$0	$0	$0	$0	$0	$29,250
William M. Simmons (3)	$41,750	$0	$0	$0	$0	$0	$41,750
Joseph V. Tortorice, Jr. (3)	$22,150	$0	$0	$0	$0	$0	$22,150

___________________

(1)
Reflects compensation expense recognized for financial statement reporting purposes for 2007 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2002.

Assumptions used in the calculation of this amount are included in footnote 1 to our audited financial statements for 2004 included in our Annual Report on Form 10-K filed with the SEC.

(2)	Certain Directors receive perquisites such as travel reimbursement; however, the aggregate amount of such compensation is less than $10,000 and therefore is not reported.

(3)	Includes Director fees paid by MidSouth Bank -Texas.

___________________

Shareholder Return Performance Graph

The following graph, which was prepared by SNL Securities LC (“SNL”), compares the cumulative total return on our Stock over a period beginning December 31, 2002 with (i) the cumulative total return on the stocks included in the Russell 3000 and (ii) the cumulative total return on the stocks included in the SNL $250M-$500M and the SNL $500M-$1B Bank Index.  All of these cumulative returns are computed assuming the quarterly reinvestment of dividends paid during the applicable period.

MidSouth Bancorp, Inc.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
MidSouth Bancorp, Inc.	100.00	202.76	219.30	243.85	355.19
Russell 3000	100.00	131.06	146.71	155.69	180.16
SNL Bank $250M-$500M Index	100.00	144.49	163.99	174.11	181.92
SNL Bank $500M-$1B Index	100.00	144.19	163.41	170.41	193.81

Our Stock is traded on the AMEX under the “MSL” ticker symbol.  The stock price information shown above is not necessarily indicative of future price performance.  Information used was obtained by SNL from sources believed to be reliable.  We are not responsible for any errors or omissions in such information.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of four non-employee directors.  The Board has made a determination that its members satisfy AMEX’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is a “Financial Expert” within the meaning of SEC Rules, but the Board does not feel a Financial Expert necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements.  The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).  The Committee also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence and has considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

By the members of the Audit Committee:
James R. Davis, Jr.
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant

The Audit Committee of the Board of Directors has appointed the firm of Porter, Keadle Moore, LLP independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2008.

Representatives of Porter, Keadle Moore, LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services

During the period covering the fiscal years ended December 31, 2007 and 2006, Porter Keadle Moore, LLP performed the following professional services:

Description	2007	2006
Audit Fees	$254,778	257,092

Audit-Related Fees	$-	-

Tax Fees	$-	-

All Other Fees	$-	-

Audit Fees. This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2007 and 2006, including the audit of internal control over financial reporting; review of the annual report on Form 10-K and review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, WITHOUT EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.
 By Order of the Board of Directors

                                                     Karen L. Hail
                                 Secretary
                                                     Lafayette, Louisiana
                                                    April 23, 2008